Exhibit 3(i)

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                       CIRCUIT SOURCE INTERNATIONAL, INC.

We the undersigned James Keaton, the President and Steve Scronic Secretary of CIRCUIT SOURCE INTERNATIONAL, INC. hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened and held on the 6th day of August 2002 adopted a resolution to amend the original articles as follows:

Article 1 is hereby amended to read as follows:

That the name of the corporation is:

                             CSI Technologies, Inc.

Article 4 is hereby amended to read as follows:

The corporation shall have authority to issue an aggregate of ONE HUNDRED MILLION (100,000,000) Common Capital Shares, $0.0001 PAR VALUE per share and Five Million (5,000,000) Preferred non-voting shares. The Preferred non-voting shares shall have a par value of $0.0001 per share.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 5,576,044 that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


/s/ James Keaton
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James Keaton, President


/s/ Steven J. Scronic
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Steven J. Scronic, Secretary


[Notary Stamp or Seal]